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
                              COURIER CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS
                                   EXHIBIT 11

                                                 Fiscal Year
                                  ------------------------------------------
                                    1995            1994            1993
                                  ----------      ----------      ----------
Average Shares Outstanding (1)     1,980,000       1,902,000       1,810,000

Common Equivalent Shares (2)          35,000          28,000          13,000
                                  ----------      ----------      ----------

                                   2,015,000       1,930,000       1,823,000
                                  ==========      ==========      ==========

Net Income                        $5,230,000      $5,231,000      $2,189,000

Net Income Per Share (3)               $2.60           $2.71           $1.20



(1) Computed as weighted average (including ESOP shares allocated to participants

(2)  1983 and 1993 Stock Option Plans

(3) Primary earnings per share (fully diluted earnings per share are comparable
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